Filed pursuant to Rule 424(b)(7)
File nos. 333-147438 and 333-147438-01
PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED NOVEMBER 15, 2007
Countrywide Financial Corporation
$2,000,000,000 Series A Floating Rate Convertible Senior Debentures Due 2037
$2,000,000,000 Series B Floating Rate Convertible Senior Debentures Due 2037
Fully and Unconditionally Guaranteed by
Countrywide Home Loans, Inc.

     This prospectus supplement no. 2 supplements our prospectus dated November 15, 2007, as it has previously been supplemented and amended, relating to the offer and resale by certain of our securityholders of up to $2,000,000,000 aggregate principal amount of our Series A Floating Rate Convertible Senior Debentures Due 2037 (the “Series A Debentures”) and $2,000,000,000 aggregate principal amount of our Series B Floating Rate Convertible Senior Debentures Due 2037 (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”), the guarantees of the Debentures and shares of our common stock issuable upon conversion of the Debentures. We will not receive any of the proceeds from the sale of the Debentures or shares of common stock issuable upon conversion of the Debentures by any of the selling securityholders.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus as previously supplemented, except to the extent information in this prospectus supplement supersedes any information contained in the prospectus, as previously supplemented.
     Investing in the Debentures and common stock issuable on conversion of the Debentures involves risks. See “Risk Factors” beginning on page 7 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2008.

Selling Securityholders
     The information appearing in the table below supplements and amends, as of the date hereof, the information in the table appearing under the heading “Selling Securityholders” in the prospectus and, where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, or in a previous supplement, the information set forth below regarding such selling securityholder supersedes the information in the prospectus. The information appearing in the table below is qualified by reference to, and must be read in conjunction with, the text and information appearing under the heading “Selling Securityholders” in the prospectus.
     Except as indicated below, none of these selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates. The information is based on information provided by or on behalf of these selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by these selling securityholders in such questionnaires.

					Common
	Principal	Principal			Stock
	Amount of	Amount of	Common		Beneficially
	Series A	Series B	Stock	Common	Owned After
	Debentures	Debentures	Beneficially	Stock Offered	the Offering
Selling Securityholder (1)	Offered(2)	Offered(2)	Owned (3)(4)	(2)(4)	(2)(4)(5)
Argent LowLev Convertible Arbitrage Fund Ltd.(7)	$7,380,000	$3,689,000	203,845	203,845	0
Aristeia International Limited(8)	41,097,000	253,000	788,186	788,186	0
Aristeia Partners LP(8)	4,944,000	33,000	94,863	94,863	0
Aristeia Special Investments Master LP(8)	12,306,000	214,000	238,377	238,277	0
Brencourt Credit Opportunities Master(9)	1,020,000	—	19,455	19,455	0
Brencourt Multi-Strategy Enhanced Dedicated Fund(9)	200,000	—	3,815	3,815	0
Camulos Master Fund LP(10)	5,000,000	5,000,000	180,869	180,869	0
Carlyle Multi Strategy Master Fund, Ltd.	2,500,000	16,600,000	331,548	331,548	0
Citigroup Global Markets Inc.(6)(11)	—	107,871,000	1,844,626	1,844,626	0
Credit Suisse Securities (USA) LLC(6)	930,000	5,000,000	103,240	103,240	0
Davidson Kempner International, Ltd.(12)	—	12,775,000	218,456	218,456	0
Davidson Kempner Partners(12)	—	4,025,000	68,829	68,829	0
DBAG London	—	258,889,000	4,427,080	4,427,080	0
Elite Classic Convertible Arbitrage Ltd.(7)	1,340,000	1,740,000	55,313	55,313	0
Government of Singapore Investment Corporation Pte Ltd	—	18,000,000	307,805	307,805	0
GPC 76, LLC(13)	143,000	—	2,727	2,727	0
Highbridge International LLC(14)	—	60,400,000	1,033,304	1,032,858	446
Income Research & Management, as agent for:
Attorneys Liability Assurance Society	—	280,000	4,788	4,788	0
City of Southfield Fire and Police Retirement System	—	215,000	3,677	3,677	0
Commonwealth Professional Assurance Company Convertible Bond Portfolio	—	735,000	12,569	12,569	0
Concord Hospital Employees’ Pension Fund	—	120,000	2,052	2,052	0
Concord Hospital Non-Pension Fund	—	245,000	4,190	4,190	0
Excellus Health Plan	—	3,560,000	60,877	60,877	0
MAG Mutual Insurance Company	—	920,000	15,732	15,732	0
MedAmerica Insurance Company Hartford Trust	—	290,000	4,959	4,959	0
MedAmerica New York Insurance	—	195,000	3,335	3,335	0
MIG Assurance Convertible Portfolio	—	1,085,000	18,554	18,554	0
Tufts Associated Health Plans Convertible Bond Portfolio	—	1,325,000	22,658	22,658	0
Umass Memorial Health Care Convertible Bond Portfolio	—	445,000	7,610	7,610	0
Umass Memorial Investment Partnership Convertible Bond Portfolio	—	580,000	9,918	9,918	0
University of Massachusetts Convertible Bond Portfolio	—	320,000	5,472	5,472	0
Jefferies & Company, Inc.(6)	6,000,000	—	114,440	114,440	0
Loomis, Sayles & Company, L.P.(15)	39,405,000	100,535,000	2,470,766	2,470,766	0
Magnetar Capital Master Fund, Ltd(16)	7,500,000	—	143,051	143,051	0
Man Mac Schreckhorn 148 Ltd(9)	640,000	—	12,207	12,207	0
Merrill Lynch, Pierce, Fenner & Smith Inc.(6)	7,500,000	—	143,051	143,051	0
M.H. Davidson & Co.(12)	—	525,000	10,014	10,014	0
Partners Group Alternative Strategies PCC LTD(7)	4,690,000	3,140,000	143,149	143,149	0
Partners Group Yellow Kappa Cell(9)	140,000	—	2,670	2,670	0
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(17)	—	19,300,000	330,036	330,036	0
Sandelman Partners Event Driven Fund, Ltd.(18)	30,975,000	—

					Common
	Principal	Principal			Stock
	Amount of	Amount of	Common		Beneficially
	Series A	Series B	Stock	Common	Owned After
	Debentures	Debentures	Beneficially	Stock Offered	the Offering
Selling Securityholder (1)	Offered(2)	Offered(2)	Owned (3)(4)	(2)(4)	(2)(4)(5)
Sanno Point Master Fund Ltd(19)	—	5,000,000	85,502	85,502	0
Serena Limited(12)	—	175,000	2,993	2,993	0
Southpaw Credit Opportunity Master Fund LP(20)	1,357,000	—	25,883	25,883	0
Tennenbaum Multi-Strategy Master Fund(21)	147,330,000	—	2,810,084	2,810,084	0
Thrivent Balanced Fund(6)(22)	675,000	—	12,875	12,875	0
Thrivent Core Bond Fund(6)(22)	2,100,000	—	40,054	40,054	0
Thrivent Diversified Income Plus Fund(6)(22)	600,000	—	11,444	11,444	0
Thrivent Diversified Income Plus Portfolio(6)(22)	400,000	—	7,629	7,629	0
Thrivent High Yield Fund(6)(22)	3,160,000	—	60,272	60,272	0
Thrivent High Yield Portfolio(6)(22)	3,840,000	—	73,242	73,242	0
Thrivent Income Fund(6)(22)	8,600,000	—	164,031	164,031	0
Thrivent Income Portfolio(6)(22)	14,175,000	—	270,365	270,365	0
Thrivent Limited Maturity Bond Fund(6)(22)	3,050,000	—	58,174	58,174	0
Thrivent Limited Maturity Bond Portfolio(6)(22)	6,400,000	—	122,070	122,070	0
(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

(2)	Assumes offer and sale of all Debentures and shares of common stock issuable upon conversion of the Debentures, although selling securityholders are not obligated to sell any Debentures or shares of common stock.

(3)	In addition to shares of common stock issuable upon conversion of the Debentures as described in note (4), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)	Assumes for each $1,000 in principal amount of Series A Debentures that 19.0734 shares of common stock could be received upon conversion, and for each $1,000 in principal amount of Series B Debentures that 17.1003 shares of common stock could be received upon conversion. These conversion rates are subject to adjustment as described in the prospectus under “Description of the Debentures—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the conversion of the Debentures as described in the prospectus under “Description of the Debentures—Payment upon Conversion—Make-Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control.” In addition, excludes fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the Debentures, as described in the prospectus under “Description of the Debentures—Payment upon Conversion.”

(5)	Based on 576,376,128 shares of common stock outstanding as of September 30, 2007, no identified selling securityholder would own 1% or more of our common stock after an offering and sale of all shares issuable upon conversion of the Debentures. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s Debentures, but we did not assume conversion of any other holder’s Debentures.

(6)	This selling securityholder is, or is an affiliate of, a registered broker-dealer and has represented to us that the Debentures and underlying shares of common stock held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the Debentures held by it or the common stock issuable upon conversion of the Debentures held by it.

(7)	Nathanial Brown and Robert Richardson may each be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(8)	Aristeia Capital LLC is the investment manager for this selling securityholder. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techor, who are the natural persons who may exercise voting power and investment control over the securities stated as beneficially owned by this selling securityholder.

(9)	Brencourt Advisors LLC is the investment adviser for this selling securityholder and may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(10)	Camulos Partners GP LLC is the general partner of this selling securityholder. Camulos Partners GP LLC is controlled by Richard Brennan. Each may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(11)	This selling securityholder was one of the initial purchasers in the initial offering of the Debentures.

(12)	Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the “Principals”), are the general partners of M.H. Davidson & Co. and MHD Management Co. (“MHD”), the general partner of Davidson Kempner Partners, and the sole managing members of Davidson Kempner International Advisors, L.L.C. (“DKIA”), the investment manager of each of Davidson Kempner International, Ltd. and Serena Limited. Each of the Principals, MHD and DKIA disclaim all beneficial ownership as affiliates of a registered investment advisor, and, in any case, disclaim all beneficial ownership except as to the extent of their pecuniary interest in the securities.

(13)	Southpaw Asset Management LP is investment manager to this selling stockholder.

(14)	Highbridge Capital Management, LLC, is the trading manager of this selling securityholder and has voting control and investment discretion over the securities held by this selling securityholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by this selling securityholder. In addition to shares of common stock issuable on conversion of the Debentures, this selling securityholder reports beneficial ownership of 446 shares of our common stock.

(15)	Loomis, Sayles & Company, L.P. (“Loomis”) is an investment advisor with power to direct investments and/or power to vote the securities. Clients of Loomis have the economic interest but no one client has such an interest relating to more than 5% of the class. Information disclosed in this table was obtained from a questionnaire for Loomis dated January 28, 2008. The address for Loomis is One Financial Center, Boston, MA 02111.

(16)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(17)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Capital Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for an on behalf of the Class A Segregated Portfolio.

(18)	Sandelman Partners, LP is the investment manager of Sandelman Partners Event Driven Fund, Ltd. Sandelman Partners GP, LLC is the general partner of Sandelman Partners, LP. Jonathan Sandelman is the managing member of Sandelman Partners GP, LLC. Each of Sandelman Partners, LP, Sandelman Partners GP, LLC and Jonathan Sandelman disclaims beneficial ownership of the securities registered hereunder, except to the extent of its or his pecuniary interest in such securities.

(19)	David Hammond and Mark Tanaka may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(20)	Southpaw GP LLC is the general partner of this selling stockholder, and Howard Golden is managing member of Southpaw GP LLC.

(21)	Tennenbaum Capital Partners, LLC is the general partner of this selling securityholder. Hugh Steven Wilson is the managing partner of Tennenbaum Capital Partners, LLC. Each may be deemed to exercise dispositive power or investment control over the securities stated as beneficially owned by this selling securityholder.

(22)	Thrivent Asset Management LLC is the investment adviser of this selling securityholder. The board of directors of the investment adviser has delegated investment authority to the Chief Investment Officer of Thrivent Financial for Lutherans with authority to further subdelegate.

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